Exhibit 10.18

January 15, 2001

Dennis Wolf
6482 Pfeiffer Ranch CT
San Jose, CA 95120

Dear Dennis:

RedBack Networks, Inc. (the "Company") is pleased to offer and confirm your employment with the following terms and conditions:

1.	Position. You will serve in a full-time capacity as Chief Financial Officer, Senior Vice President of Finance of the Company effective on or about January 22, 2001. This position will report into Vivek Ragavan, President and Chief Executive Officer.

2.	Compensation. You will be paid annual salary of $300,000 payable in accordance with the Company's standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company's employee compensation policies on a periodic basis.

3.	Bonus. RedBack will provide you with an Executive Bonus, at target of $50,000, based upon your performance and the overall performance of the Company for the second half of FY2001, as mutually agreed to by you and the President and Chief Executive Officer.

4.	Stock Options. Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 400,000 shares of the Company's Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is approved by our Board of Directors at the close of the market, at their scheduled meeting on January 2, 2001. The option will be subject to the terms and conditions applicable to options granted under the Company's 1999 Stock Plan, as described in that Plan and the applicable stock option agreement. You will vest in 25% of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement.

5.	Proprietary Information and Inventions Agreement. As with all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement.

6.	Period of Employment. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express writing signed by you and the President of the Company. In the unlikely event that the company terminates your employment without Cause within the first 12 months of your employment, you will be provided with no less than six months salary continuation. Cause shall be deemed to mean your unauthorized use of disclosure of the confidential information or trade secrets of Redback, your conviction of a felony under the laws of the United States or any state thereof or your gross negligence.

7.	Outside Activities. During the period that you will render services to the Company, you will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, or any gainful employment, business or activity, without the written consent of the Company. You also will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or the proposed business of the Company.

8.	Benefits. During your employment you will be entitled to participate in and to receive benefits from all present and future medical, dental, vision, life insurance, accident and disability plans, and all similar benefits made available generally to employees of the Company. The amount and extent of these benefits, including employee-paid premiums, co-payments and deductibles, shall be governed by the specific benefit plan, as it may be amended from time to time.

9.	Entire Agreement. This letter and all of the exhibits attached hereto contain all of the terms of your employment with the Company and supersede any other understandings, oral or written, between you and the Company.

10.	Option Acceleration and Severance Package. In the event a Change In Control occurs (as defined by Redback's Stock Option Plan) and (ii) within 12 months following such Change In Control, either (A) your service with Redback is involuntarily terminated without cause or (B) there is an involuntary reduction in the nature or scope of your service to Redback (including a material reduction in your employment responsibilities), an additional 25% of the shares shall become vested, provided that this Option shall not become vested with respect to more that 100% of the shares. In addition, the Company shall also continue your base pay (at the rate in effect at the time of the termination of your employment) for a period of 12 months following termination of your employment or, if earlier, until you secure new employment at similar compensation. Cause shall be deemed to mean your unauthorized use of disclosure of the confidential information or trade secrets of Redback, your conviction of a felony under the laws of the United States or any state thereof or your gross negligence.

Dennis, we believe you will make a significant contribution to the Company and hope you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. Please inform me of your agreement with these terms no later than January 16, 2001, by signing and dating the enclosed duplicate original of this letter and returning it to me. This offer supercedes all previous offers made to you by Redback Networks, Inc.

Very truly yours, Vivek Ragavan President and Chief Executive Officer REDBACK NETWORKS, Inc.

AGREED AND ACCEPTED

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By

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Date

START DATE:

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